JOINDER AND AMENDMENT TO AMENDED AND RESTATED FUND ACCOUNTING SERVICES AGREEMENT

This Joinder and Amendment (“Amendment”) to the AMENDED AND RESTATED FUND ACCOUNTING SERVICES AGREEMENT, dated June 11, 2015, as amended (the “Principal Agreement”) between ASPIRIANT TRUST, solely and including its various series listed on Schedule 2 attached thereto (each a “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), is entered into and effective as of October 21, 2025 (“Effective Date”), among the Customer, the New Customer (as defined below), and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the parties entered into the Principal Agreement pursuant to which J.P. Morgan was appointed to provide the services described therein;

WHEREAS, the parties now wish to clarify that prior amendments effective as of March 29, 2018 and June 30, 2018, relate to the Principal Agreement and not to any prior agreement between the parties; and

WHEREAS, the parties now also wish to amend the Principal Agreement to add DAF SUBHOLDING, LLC (the “New Customer”) as a party to the Principal Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Terms defined in the Principal Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Principal Agreement shall be amended as follows:

(a)	The New Customer shall be added as a party to the Principal Agreement, effective as of the Effective Date, and all references to the “Customer” in the Principal Agreement shall include references to the New Customer.

(b)	Save as varied by this Amendment, the Principal Agreement is confirmed and shall remain in full force and effect.

3.	Joinder. The New Customer hereby agrees to be subject to and bound by the terms and conditions of the Principal Agreement and shall be deemed to be a party thereto as of the Effective Date.

4.	Representations. Each party represents to the other parties that all representations contained in the Principal Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

5.	Entire Agreement. This Amendment and the Principal Agreement and any documents referred to in each of them, constitute the whole agreement among the parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment is inconsistent with or in conflict with any of the provisions of the Principal Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as among the parties. This Amendment may only be amended in writing.

6.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ASPIRIANT TRUST

BY:	/s/ Benjamin D. Schmidt
NAME:	Benjamin D. Schmidt
TITLE:	Assistant Treasurer

DAF SUBHOLDING, LLC

BY: Aspiriant Trust, on behalf of its series Aspiriant Defensive Allocation Fund, Sole Member

BY:	/s/ Benjamin D. Schmidt
NAME:	Benjamin D. Schmidt
TITLE:	Assistant Treasurer

JPMORGAN CHASE BANK, N.A.

BY:	/s/ Greg Cook
NAME:	Greg Cook
TITLE:	Executive Director

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